EXHIBIT 5.01

         [Original on Kummer Kaempfer Bonner & Renshaw Letterhead]


                         April 15, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Alta Gold Co.
          Registration Statement on Form S-3

Ladies and Gentlemen:

      As counsel to Alta Gold Co., a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration by the Company of 881,778 shares of Common Stock, $0.001 par value (the "Shares"), of the Company and the proposed sale thereof by the selling stockholders.

      We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

      Based on such examination and subject to the limitations hereinabove provided, we are of the opinion that the Company has the full power and authority under the laws of the State of Nevada, and under its Articles of Incorporation and Bylaws, as amended, to issue the Shares which will be sold by the selling stockholders and that such Shares are validly authorized shares of Common Stock of the Company and are legally issued, fully paid and nonassessable.

      We hereby consent to the filing of the foregoing Opinion as an Exhibit to the above-referenced Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the use of our name in such Registration Statement and in the related prospectus under the heading "Legal Matters."

                         Very truly yours,

                         KUMMER KAEMPFER BONNER & RENSHAW